UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2013

INFORMATION SYSTEMS ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

Florida	333-142429	65-049317
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

819 SW Federal Highway Stuart, FL	34994
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 403-2992

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03   Material Modification to Rights of Security Holders.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 1, 2013, Information Systems Associates, Inc. (the “Company”) filed an Amendment to its Articles of Incorporation (the “Amendment”) effectuating a reclassification of its common stock into Class A Common Stock and Class B Common Stock.  Class A Common Stock was issued to former common stock shareholders who were not officers, directors or more than 10% shareholders (the “Affiliates”), and Class B Common Stock was issued to former common stock shareholders who were deemed Affiliates.  The Class A and Class B Common Stock have the same rights as the former common stock, except that the Class A Common Stock does not have voting rights, and the Class B Common Stock cannot be publicly traded but is  convertible on a share-for share basis.  During the afternoon of August 7, 2013, the Financial Industry Regulatory Authority (“FINRA”), which regulates broker-dealers but not the Company, raised an issue as to the reclassification. The Company is staying implementation of the reclassification and dividend (discussed below) pending resolution of this matter with FINRA.

Furthermore, following the filing of the Amendment, the Company declared a stock dividend of two additional shares of Class A Common Stock for every share of Class A Common Stock outstanding for holders of Class A Common Stock of record as of August 1, 2013.  To accommodate the dividend and future issuances, the Company increased its authorized capital from 50,000,000 shares of common stock to 450,000,000 shares of Class A Common Stock and 50,000,000 shares of Class B Common Stock, and reduced its number of authorized preferred stock from 2,000,000 to 1,000,000 shares.

A copy of the Amendment is filed as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Exhibit

3.1

Amendment to the Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Information Systems Associates, Inc.

Date: August 7, 2013	By:	/s/ Adrian Goldfarb
	Name:	Adrian Goldfarb
	Title:	President